Exhibit (h)(11)

SCHEDULE A

Dated: August 4, 2010

Marshall Large-Cap Focus Fund

Marshall Large-Cap Value Fund

Marshall Large-Cap Growth Fund

Marshall Mid-Cap Value Fund

Marshall Mid-Cap Growth Fund

Marshall Small-Cap Growth Fund

Marshall International Stock Fund

Marshall Government Income Fund

Marshall Short-Intermediate Bond Fund

Marshall Intermediate Tax-Free Fund

Marshall Short-Term Income Fund

Marshall Prime Money Market Fund

Marshall Government Money Market Fund

Marshall Tax-Free Money Market Fund

Marshall Aggregate Bond Fund

Marshall Emerging Markets Equity Fund

Marshall Core Plus Bond Fund

Marshall Corporate Income Fund

Marshall Ultra Short Tax-Free Fund

MARSHALL FUNDS, INC.		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/S/ JOHN M. BLASER	By:	/S/ RICHARD J. AHL
Name:	John M. Blaser	Name:	Richard J. Ahl
Title:	President	Title:	SVP

MARSHALL & ILSLEY TRUST COMPANY, N.A.

By:	/S/ TIMOTHY M. BONIN
Name:	Timothy M. Bonin
Title:	Vice President